Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cumulus Media Inc.:
     We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-68487, 333-58969, 333-62538, 333-62542 and 333-118047), Form S-3 (Nos. 333-94323 and 333-83980) and Form S-4 (Nos. 333-90990 and 333-113337) of Cumulus Media Inc. and subsidiaries (the Company) of our reports dated March 17, 2008 with respect to the consolidated balance sheets of Cumulus Media Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Cumulus Media Inc.
     Our report dated March 17, 2008, on the consolidated balance sheets of the Company as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three year period ended December 31, 2007, refers to the Company’s adoption of Financial Accounting Standards No. 123R, “Shared Based Payment,” effective January 1, 2006, and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, (FIN 48) effective January 1, 2007.
Atlanta, Georgia

March 17, 2008	/s/ KPMG LLP